Exhibit 99.1

News Release

For more information, contact:
Teresa Paulsen	MEDIA
Vice President, Corporate Communication
ConAgra Foods, Inc.
tel: 402-595-5210

Chris Klinefelter	ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: 402-595-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS STRONGER THAN EXPECTED EPS; RAISES

FISCAL 2008 EPS EXPECTATIONS

OMAHA, Neb., Dec. 20, 2007 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2008 second quarter ended Nov. 25, 2007. Diluted EPS from continuing operations was $0.50, which includes $0.03 per diluted share of costs related to the recent pot pie recall. Prior-year diluted EPS from continuing operations of $0.39 included net $0.01 of expense from items impacting comparability. Items impacting comparability in the current year and prior year are summarized toward the end of this release.

Gary Rodkin, ConAgra Foods’ chief executive officer, commented, “While we will continue to face a very challenging input cost environment for the near term, we do expect full year fiscal 2008 EPS to be higher than previously communicated due to the strong year-to-date EPS performance. I am very pleased with the momentum in our Food and Ingredients segment and how well our Trading and Merchandising segment is capitalizing on market opportunities.”

Rodkin continued, “Although sales and profits for our Consumer Foods segment are not as strong as they should be, I am encouraged by continuing progress for a number of Consumer Foods brands as well as the results of innovation and marketing efforts underway. We expect profits and margins for this segment to improve toward the end of this fiscal year.”

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Pot pie recall: On October 11, the company voluntarily recalled all of its Banquet and private label pot pies out of concern for salmonella. Direct recall costs were approximately $27 million in the second quarter, or $0.03 per diluted share; the company does not expect any additional significant expenses related to this recall. After a thorough review of the pot pie plant with the USDA, the company restarted production and shipping product in early December.

Consumer Foods Segment (52% of year-to-date sales)

Branded consumer products sold in retail and foodservice channels;

excludes international consumer operations.

Volume & Sales Data	Year-Over-Year % Change
	As Reported	Comparable*
Unit Volumes	-1%	3%
Overall Sales	2%	3%
Sales for Priority Investment Brands	1%	2%
Sales for Enabler Brands	3%	5%

*	Comparable sales calculations exclude the impact of 1) sales contributed by the peanut butter business in the current and prior year, 2) sales contributed by the Banquet and private label pot pie business in the current and prior year, 3) sales for Alexia Foods, which was acquired during Q1 of fiscal 2008, 4) sales for Lincoln Snacks, which was acquired during Q2 of fiscal 2008, and 5) the prior-year sales contribution from a refrigerated pizza business since divested. See page 9 for Regulation G reconciliations.

The Consumer Foods segment posted sales of $1.8 billion and operating profit of $234 million this quarter, and $1.8 billion of sales and $277 million of operating profit in the year-ago period. The following segment commentary relates to comparable performance unless otherwise indicated.

Comparable unit volumes increased 3% and comparable sales increased 3%. Despite price increases, sales growth did not outpace unit growth because of: 1) protecting trade deal commitments to customers on several heavily promoted categories, a situation which will moderate in the back half of the fiscal year, and 2) negative sales mix resulting from the higher rate of growth for the enabler brands.

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•

Comparable sales for priority investment brands, which represent more than 70% of segment sales, increased 2%, reflecting the benefit of new products as well as more effective marketing. Major priority investment brands posting sales increases for the quarter include Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Marie Callender’s, PAM, Reddi-wip, Slim Jim, and Snack Pack. More details about brand results can be found in the Q&A document accompanying this release.

•	Enabler brands comparable sales increased 5%.

Operating profit declined 16% as reported and 17% on a comparable basis. Comparable operating profit excludes pot pie recall costs in the current year as well as restructuring charges in the prior year. See page 9 for Regulation G reconciliations. The current quarter’s high operating costs reflect a challenging input cost environment, which negatively impacted cost of goods sold by nearly $100 million, or slightly more than 8% versus year-ago amounts. The production and start-up inefficiencies experienced earlier in the fiscal year did not have a significant effect on this quarter’s operating costs. Due to ongoing pricing actions, comparable operating profit and margin results for this segment are expected to improve as the fiscal year progresses, most notably in the fiscal fourth quarter.

Food and Ingredients Segment (29% of year-to-date sales)

Specialty potato, dehydrated vegetable, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

During the quarter, sales for the Food and Ingredients segment were almost $1 billion, 14% ahead of last year. The increase reflects stronger prices and solid volumes for the Lamb Weston specialty potato and appetizer operations, as well as higher flour prices for ConAgra Mills necessitated by higher wheat input costs. Segment operating profit was $131 million for the quarter, 13% ahead of $117 million last year. Excluding an $18 million gain on the sale of noncore assets and an $8 million benefit from insurance proceeds in the year-ago period, comparable profits in the segment increased more than 40% in the current quarter, an outstanding performance. These results reflect

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CONAGRA FOODS

Lamb Weston’s export and appetizer sales growth, as well as growth for milled products due to expanded value-added product lines, better mix, and efficiency gains.

Trading and Merchandising Segment (14% of year-to-date sales)

Trading and merchandising agricultural commodities, fertilizer, and energy worldwide.

During the quarter, sales for the Trading and Merchandising segment were $546 million, more than 80% ahead of year-ago amounts; operating profit was $165 million, more than four times the dollar amount earned in the year-ago period. Fertilizer and agricultural merchandising operations posted a very strong quarter, successfully capitalizing on rising prices and continued strong domestic and export demand. Agricultural trading results improved over the prior year, and energy trading results, while strong, were slightly below year-ago amounts.

International Foods Segment (5% of year-to-date sales)

Branded consumer products sold internationally to retail channels.

During the quarter, sales for the International Foods segment were $176 million, 13% ahead of year-ago amounts. The improved sales performance reflects strong volume and pricing trends for products in Mexico, Puerto Rico, the Caribbean, and Latin America, along with 6 points of sales increase from a weaker dollar. Popcorn and canned pasta products were particularly strong. Operating profit of $15 million was slightly below $19 million last year, but in line with year-ago amounts after adjusting for a $4 million gain in the prior year from divesting a noncore asset.

Other Items

•

Corporate expense was $127 million for the quarter and $92 million in the year-ago period. Year-ago amounts included $4 million of expense related to restructuring charges and a $7 million benefit resulting from a favorable resolution of franchise tax matters.

•

Equity method investment earnings were $23 million for the second quarter, ahead of the $13 million in the year-ago period, reflecting strong results for a potato processing joint venture and a grain export joint venture.

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•

Net interest expense was $64 million in the current quarter and $52 million in the year-ago period; the increase largely reflects the higher working capital associated with the extremely strong Trading and Merchandising profit performance.

•

The effective tax rate was 35%, in line with expectations for the full fiscal year; the company continues to project fiscal 2008’s effective tax rate to be in the range of 34%-35% for continuing operations, excluding items impacting comparability.

Capital Items

•	Dividends paid during the quarter totaled $88 million versus $92 million last year.

•

For the quarter, capital expenditures from continuing operations for property, plant, and equipment were $111 million compared with $66 million in the year-ago period. The increase largely relates to planned improvements throughout the manufacturing and logistics network as part of the ongoing supply chain initiatives as well as planned capacity expansion. Depreciation and amortization expense from continuing operations was approximately $77 million for the quarter; this compares with a total of $87 million in the year-ago period.

•	During the quarter the company purchased Lincoln Snacks, a snacks manufacturer whose brands include Poppycock and Fiddle Faddle.

Outlook

The company expects fiscal 2008 EPS from continuing operations to be slightly above $1.55, excluding the recent pot pie recall expenses and other items impacting comparability. The revised EPS expectations largely reflect:

•

the very strong performance from the Trading and Merchandising segment so far this fiscal year, along with plans for more conservative levels of Trading and Merchandising profits in the back half of the year,

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•	a likely continuation of severe inflation, and

•	ongoing price increases in the Consumer Foods segment, the timing of which is planned to benefit the fiscal fourth quarter more than the fiscal third quarter.

The company does not expect the previously discussed recalls to result in any significant expenses in the remainder of the fiscal year. The company expects EPS, excluding items impacting comparability, to be slightly higher in the fiscal third quarter than in the fiscal fourth quarter.

Major Items Affecting Second-Quarter Fiscal 2008 EPS Comparability

Included in the $0.50 diluted EPS from continuing operations for the second quarter of fiscal 2008 (EPS amounts rounded and after tax):

•

Expense of approximately $0.03 per diluted share, or $27 million pretax, for costs related to the pot pie recall. Approximately $19 million impacts gross profit for the Consumer Foods segment, and approximately $8 million is reflected within selling, general and administrative expense for the Consumer Foods segment. The tax rate associated with this expense is approximately 38%.

Included in the $0.39 diluted EPS from continuing operations for the second quarter of fiscal 2007 (EPS amounts rounded and after tax):

•

Expense of $0.05 per diluted share, or $44 million pretax, for restructuring charges related to programs designed to reduce the company’s ongoing operating costs. These primarily include $38 million (COGS of $17 million and SG&A of $21 million) of expense within the Consumer Foods segment, and $4 million of expense within corporate.

•

Gain of $0.03 per diluted share, or $21 million pretax, resulting from the sale of an oat milling operation, classified within the results of the Food and Ingredients segment, and the sale of a non-core asset within the International Foods segment.

•

Benefit of $0.02 per diluted share, largely the result of favorable tax outcomes relating to the sale of the company’s interest in a malt joint venture. There is a $4 million pretax gain classified within the results of equity method investment earnings (loss), and other related tax benefits reflected in income taxes.

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•	Gain of $0.01 per diluted share, or $8 million pretax, resulting from an insurance settlement related to a fire, classified within the results of the Food and Ingredients segment.

•	Benefit of $0.01 per diluted share, or $7 million pretax, resulting from a favorable resolution of franchise tax matters, classified within corporate expense.

•	Expense of $0.02 per diluted share resulting from net unfavorable tax settlements and changes in estimates.

•	Negative rounding impact of $0.01 related to the restructuring charges described above.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EST today to discuss second-quarter results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-800-818-7543 and 1-913-981-5542, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EST. To access the digital replay, a pass code will be required. Domestic participants should dial 1-888-203-1112 and international participants should dial 1-719-457-0820 and enter pass code 4961886. A rebroadcast also will be available on the company’s Web site.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE:CAG) is one of North America’s leading packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Reddi-wip, and many others. For more information, please visit us at www.conagrafoods.com.

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Note on Forward-looking Statements:

This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility to update these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, the company’s ability to execute its operating and restructuring plans, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, the ultimate impact of the company’s recalls, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

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Regulation G Disclosure

Consumer Foods Segment

Below is a reconciliation of segment sales and operating profit exclusive of the pot pie business, the peanut butter business, Alexia Foods business, Lincoln Snacks business, divested business sales and restructuring charges.

Consumer Foods Segment Reconciliations

For Regulation G Purposes

(impacted by rounding)

(Dollars in millions)	Q2 FY08	Q2 FY07	% Change
Consumer Foods Net Sales	$1,795	$1,766	2%
Pot Pie Net Sales	(6)	(28)
Net Sales of Acquired Businesses (Alexia & Lincoln Snacks)	(27)	—
Peanut Butter Net Sales	(12)	(38)
Refrigerated Pizza Business Net Sales	—	(5)

Adjusted Consumer Foods Net Sales	$1,750	$1,695	3%

(Dollars in millions)	Q2 FY08	Q2 FY07	% Change
Priority Investment Brands Net Sales	$1,265	$1,252	1%
Banquet Pot Pie Net Sales	(3)	(22)
Net Sales of Acquired Businesses (Alexia & Lincoln Snacks)	(23)	—
Peter Pan Net Sales	(12)	(31)

Priority Investment Brands Adjusted Net Sales	$1,227	$1,199	2%

(Dollars in millions)	Q2 FY08	Q2 FY07	% Change
Enabler Brands Net Sales	$530	$514	3%
Private Label Pot Pie Net Sales	(3)	(6)
Private Label Net Sales of Acquired Businesses	(4)	—
Private Label Peanut Butter Net Sales	—	(7)
Refrigerated Pizza Business Net Sales	—	(5)

Enabler Brands Adjusted Net Sales	$523	$496	5%

(Dollars in millions)	Q2 FY08	Q2 FY07	% Change
Consumer Foods Segment Operating Profit	$234	$277	-16%
Pot Pie Recall Costs	27	—
Restructuring Plan Charges/Benefits	—	38

Consumer Foods Segment Adjusted Operating Profit	$261	$315	-17%

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ConAgra Foods, Inc.

Segment Operating Results

In millions

	SECOND QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent Change
	November 25, 2007	November 26, 2006
SALES
Consumer Foods	$1,794.8	$1,766.4	1.6%
Food and Ingredients	995.0	869.6	14.4%
Trading and Merchandising	545.5	297.3	83.5%
International Foods	175.7	155.4	13.1%

Total	3,511.0	3,088.7	13.7%

OPERATING PROFIT
Consumer Foods	$234.0	$277.3	(15.6)%
Food and Ingredients	131.3	116.7	12.5%
Trading and Merchandising	164.5	38.9	322.9%
International Foods	14.7	18.6	(21.0)%

Total operating profit for segments	544.5	451.5	20.6%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(126.6)	(91.6)	38.2%
Interest expense, net	(64.3)	(52.1)	23.4%

Income from continuing operations before income taxes and equity method investment earnings	$353.6	$307.8	14.9%

Segment operating profit excludes general corporate expense, equity method investment earnings and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Segment Operating Results

In millions

	SECOND QUARTER
	26 Weeks Ended	26 Weeks Ended	Percent Change
	November 25, 2007	November 26, 2006
SALES
Consumer Foods	$3,362.1	$3,288.6	2.2%
Food and Ingredients	1,903.7	1,686.6	12.9%
Trading and Merchandising	873.4	502.7	73.7%
International Foods	327.4	299.4	9.4%

Total	6,466.6	5,777.3	11.9%

OPERATING PROFIT
Consumer Foods	$410.4	$460.0	(10.8)%
Food and Ingredients	251.5	220.8	13.9%
Trading and Merchandising	240.1	54.5	340.6%
International Foods	26.0	31.8	(18.2)%

Total operating profit for segments	928.0	767.1	21.0%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(201.0)	(181.4)	10.8%
Interest expense, net	(122.8)	(110.1)	11.5%

Income from continuing operations before income taxes and equity method investment earnings	$604.2	$475.6	27.0%

Segment operating profit excludes general corporate expense, equity method investment earnings and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

In millions, except per share amounts

	SECOND QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent Change
	November 25, 2007	November 26, 2006
Net sales	$3,511.0	$3,088.7	13.7%
Costs and expenses:
Cost of goods sold	2,565.9	2,278.4	12.6%
Selling, general and administrative expenses	527.2	450.4	17.1%
Interest expense, net	64.3	52.1	23.4%

Income from continuing operations before income taxes and equity method investment earnings	353.6	307.8	14.9%
Income tax expense	132.9	119.1	11.6%
Equity method investment earnings	23.1	12.6	83.3%

Income from continuing operations	243.8	201.3	21.1%
Income from discontinued operations, net of tax	1.0	12.0	(91.7)%

Net income	$244.8	$213.3	14.8%

Earnings per share – basic
Income from continuing operations	$0.50	$0.40	25.0%
Income from discontinued operations	—	0.02	(100.0)%

Net income	$0.50	$0.42	19.0%

Weighted average shares outstanding	487.3	508.3	(4.1)%

Earnings per share – diluted
Income from continuing operations	$0.50	$0.39	28.2%
Income from discontinued operations	—	0.03	(100.0)%

Net income	$0.50	$0.42	19.0%

Weighted average share and share equivalents outstanding	490.7	511.3	(4.0)%

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

In millions, except per share amounts

	SECOND QUARTER
	26 Weeks Ended	26 Weeks Ended	Percent Change
	November 25, 2007	November 26, 2006
Net sales	$6,466.6	$5,777.3	11.9%
Costs and expenses:
Cost of goods sold	4,807.4	4,304.0	11.7%
Selling, general and administrative expenses	932.2	887.6	5.0%
Interest expense, net	122.8	110.1	11.5%

Income from continuing operations before income taxes and equity method investment earnings	604.2	475.6	27.0%
Income tax expense	220.3	180.6	22.0%
Equity method investment earnings	35.4	14.8	139.2%

Income from continuing operations	419.3	309.8	35.3%
Income from discontinued operations, net of tax	0.9	70.2	(98.7)%

Net income	$420.2	$380.0	10.6%

Earnings per share – basic
Income from continuing operations	$0.86	$0.61	41.0%
Income from discontinued operations	—	0.14	(100.0)%

Net income	$0.86	$0.75	14.7%

Weighted average shares outstanding	488.4	509.2	(4.1)%

Earnings per share – diluted
Income from continuing operations	$0.85	$0.61	39.3%
Income from discontinued operations	—	0.13	(100.0)%

Net income	$0.85	$0.74	14.9%

Weighted average share and share equivalents outstanding	491.9	511.8	(3.9)%

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ConAgra Foods, Inc.

Consolidated Balance Sheets

In millions

	November 25, 2007	November 26, 2006
ASSETS
Current assets
Cash and cash equivalents	$128.1	$803.5
Receivables, less allowance for doubtful accounts of $26.9 and $25.0	1,489.5	1,115.5
Inventories	3,349.1	2,587.7
Prepaid expenses and other current assets	828.6	1,213.3

Total current assets	5,795.3	5,720.0
Property, plant and equipment, net	2,382.2	2,154.7
Goodwill	3,505.3	3,442.4
Brands, trademarks and other intangibles, net	804.5	796.5
Other assets	312.0	242.9

	$12,799.3	$12,356.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$321.7	$5.6
Current installments of long-term debt	15.7	20.8
Accounts payable	1,458.0	992.7
Other accrued liabilities	1,595.9	1,938.1

Total current liabilities	3,391.3	2,957.2
Senior long-term debt, excluding current installments	3,175.1	3,131.7
Subordinated debt	200.0	400.0
Other noncurrent liabilities	1,228.5	1,130.0
Common stockholders’ equity	4,804.4	4,737.6

	$12,799.3	$12,356.5

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